SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of

the SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2004

NATIONWIDE HEALTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-9028	95-3997619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Newport Center Drive, Suite 1150, Newport Beach, California 92660-6429

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 718-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

Public Offering of Preferred Stock

On June 28, 2004, we entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities Inc. as representative of the several underwriters set forth on Schedule A thereto (collectively, the “Underwriters”), in connection with the issuance and sale of 1,000,000 shares (“Firm Shares”) of our 7.75% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (“Convertible Preferred Stock”), to the Underwriters. In addition, the Company granted to the Underwriters pursuant to the Underwriting Agreement an over-allotment option to purchase an additional 150,000 shares (“Over-Allotment Shares,” together with the Firm Shares, the “Shares”) of Convertible Preferred Stock.

We estimate that the net proceeds to us from this offering, after expenses and underwriting discounts and commissions, will be approximately $96,750,000, or approximately $111,337,500 if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds from this offering to repay amounts outstanding under our revolving bank line of credit.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

1.1 Underwriting Agreement, dated June 28, 2004, by and among the Company and the Underwriters.

3.1 Articles Supplementary to the Company’s Amended and Restated Articles of Incorporation, dated June 30, 2004.

3.2 Amended and Restated Bylaws of the Company.

4.1 Form of 7.75% Series B Cumulative Convertible Preferred Stock Certificate.

5.1 Opinion of Venable LLP re: Legality of the Shares.

23.1 Consent of Venable LLP (included in Exhibit 5.1).

99.1 Company Press Release dated June 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE HEALTH PROPERTIES, INC.

Date: June 30, 2004	By:	/s/ Mark L. Desmond
	Name:	Mark L. Desmond
	Title:	Senior Vice President and Chief Financial Officer